Aurora Gold Corporation Is Pleased to Announce That the Company Has Received the First Analytical Results Back From the Recent Resource Definition Drilling Program at the Front Range Gold Project

ZUG, SWITZERLAND -- (Marketwire - November 16, 2010) - Aurora Gold Corporation (the "Company," or "Aurora") (OTCBB: ARXG), a mineral exploration company focusing on exploration and development in the Tapajos Gold Province, State of Pará, Brazil, and the Front Range Gold Project located in Boulder County, Colorado, today is issuing this press release to update its shareholders on the Front Range Gold project ("FRGP") located in Boulder County, Colorado.

FRGP is located some 15 kilometers from the town of Boulder, Colorado and has been a centre for gold mining since the discovery of gold in the district in the mid-1800s. In June 2010 Aurora acquired a 50% equity interest in the Black Cloud Mine, a 50 ton/day gravity flotation plant and an operating agreement from Global Minerals Ltd. Production from the area to date is in excess of 100,000 ounces of gold and 400,000 ounces of silver.

In August 2010 Aurora commenced exploration diamond drilling at the project targeting the Mack and St Joe veins. It is Aurora's plan to commence production at the FRGP in 2011 with the Mack and the St Joe scheduled as medium term ore sources. The FRGP has approximately 2 years of gold telluride ore in reserve and Aurora is looking to expand the resource base via drilling so as to expand the mine life to 5 years and to gather information to facilitate capital expenditure decisions relating to increasing capacities at the project.

Murray Watts Drilling Company Incorporated was contracted to perform resource drilling and to date has completed over 4,400 feet of BTW diamond coring targeting the Mack and St Joe veins. Drilling is scheduled to finish in mid to late November weather permitting, as it is impossible to operate a surface drill program at FRGP during winter with the current drill setup.

Samples are being analyzed by ALS laboratories in Reno, Nevada.

Aurora is pleased to announce the first tranche of exploration samples returned from ALS. The highlights include:

AGCDD0001 20.9 feet @ 4.09 g/t Au & 14.53 g/t Ag from 48.8 feet.
AGCDD0002 NO SIGNIFICANT ASSAY
AGCDD0003 8.6 feet @ 21.31 g/t Au & 103.61 g/t Ag from 488.1 feet.
AGCDD0004 10.0 feet @ 2.38 g/t Au & 11.81 g/t Ag from 202.2 feet.
AGCDD0005 1.7 feet @ 9.04 g/t Au & 287.0 g/t Ag from 305 feet.
AGCDD0006 1.7 feet @ 2.57 g/t Au & 9.5 g/t Ag from 424.4 feet.

Aurora considers these results to be highly significant and is currently reviewing data and tabulating results. Aurora's President and CEO, Mr. Lars Pearl commented:

"Aurora is very pleased with the drilling results to date. Drilling has not been entirely smooth sailing, with several holes encountering old mine workings and the tragic events of the September wildfires delaying progress and causing minor damage to equipment, the success of the program it is a credit to all involved. We are confident that the drill results to date have us in a good position to increase the mine life to 5 years and allows us a good platform to examine increased production scenarios at the project."

It is anticipated that at the conclusion of the 2010 drilling program the new information on mineralization will be quantified in and included in a NI 43-101 compliant technical report.

Aurora's common stock is also traded on the Stuttgart and the Berlin-Bremen Stock Exchanges in Germany under the symbols "(STUT: A4G) (FRANKFURT: A4G.F) (XETRA: A4G) (BERLIN: A4G)."

ON BEHALF OF THE BOARD

"Lars Pearl"
Lars Pearl
President, CEO and Director

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains statements that plan for or anticipate the future, called "forward-looking statements." In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of those terms and other comparable terminology.

These forward-looking statements appear in a number of places in this press release and include, but are not limited to, statements about: our market opportunity; revenue generation; our strategies; competition; expected activities and expenditures as we pursue our business plan; the adequacy of our available cash resources; our ability to acquire properties on commercially viable terms; challenges to our title to our properties; operating or technical difficulties in connection with our exploration and development activities; currency fluctuations; fluctuating market prices for precious and base metals; the speculative nature of precious and base metals exploration and development activities; environmental risks and hazards; governmental regulations; and conduct of operations in politically and economically less developed areas of the world.

Many of these contingencies and uncertainties can affect our actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, us. Forward-looking statements are not guarantees of future performance. All of the forward-looking statements made in this press release are qualified by these cautionary statements. Specific reference is made to our most recent annual report on Form 10KSB and other filings made by us with the United States Securities and Exchange Commission for more detailed discussions of the contingencies and uncertainties enumerated above and the factors underlying the forward-looking statements. These reports and filings may be inspected and copied at the Public Reference Room maintained by the U.S. Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the U.S. Securities and Exchange Commission at 1-800-SEC-0330. The U.S. Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the U.S. Securities and Exchange Commission at http://www.sec.gov.

We disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except to the extent required by applicable laws.

This press release is for informational purposes only and is not and should not be construed as an offer to solicit, buy, or sell any security.

For further information, please call Lars Pearl or Axino AG.

Aurora Gold Corporation
Lars Pearl
President, CEO & Director
C/- Coresco AG,
Level 3, Gotthardstrasse 20
6304 Zug, Switzerland
Tel. (+41) 7887 96966
http://www.aurora-gold.com/

AXINO AG
Investor & Media Relations
Königstraße 26
70173 Stuttgart
Germany
Tel. +49 (711) 25 35 92-30
Fax +49 (711) 25 35 92-33
http://www.axino.de/